	General Motors	Financial Communications and Investor Relations 300 Renaissance Center Detroit, MI 48265 media.gm.com
For Release:
January 17, 2008, 1:15 p.m. EST
GM Details its Turnaround Progress and Outlines 2008 Priorities
Next phase of special attrition program to be launched in February
U.S. labor agreement to yield additional savings of $5 billion by 2011
New automotive structural cost target of 23 percent of revenue by 2012
GM expects continued growth in emerging markets
DETROIT — General Motors Corp. (NYSE: GM) Chairman and CEO Rick Wagoner and
Vice Chairman and CFO Fritz Henderson spoke to automotive analysts at a GM conference today, giving detailed reviews of the company’s turnaround progress, outlining the automaker’s priorities for the year and providing a preview of improvement opportunities for 2010 and beyond.
“We’re delivering on the turnaround plan we established in 2005, and have exceeded expectations on virtually all counts,” Wagoner said. “We’ve set a strong foundation that we can truly build on. We’re encouraged by our progress in revitalizing our product portfolio, strengthening our brands, reducing structural cost and growing the business globally. At the same time, it’s clear that we’ll face some challenging headwinds in 2008.
“To continue driving the company’s transformation, we’ll remain steadfast in our efforts to introduce great cars and trucks and new advanced propulsion technologies, take full advantage of growth markets around the world, and accelerate our efforts to reduce structural costs to even more competitive levels in North America,” Wagoner added.
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Turnaround Progress
Since introducing its North America turnaround plan in 2005, GM has delivered significant progress in its massive restructuring, including:
•	Product excellence — Dramatically improved vehicle design and performance is gaining broad recognition, demonstrated by robust sales of recently launched vehicles and numerous industry awards, including 2008 North America Car of the Year for the Chevrolet Malibu, 2008 Motor Trend Car of the Year for the Cadillac CTS, and 2007 North America Car and Truck of the Year awards for the Saturn Aura and Chevrolet Silverado;

•	Revitalize the sales and marketing strategy — The company has fundamentally changed its “go to market” approach, resulting in stronger brands, re-alignment of its brand distribution channels, stabilized retail market share, significant reductions in daily rental sales and higher average transaction prices;

•	Intensify the focus on cost and quality — GM reduced annual structural cost in North America from 2005 to 2007 by $9 billion, driven by the 2005 hourly healthcare agreement, revisions to U.S. salaried healthcare and pension programs, capacity reduction actions, special attrition programs for 34,000 hourly employees, and efficiencies achieved in other activities. Significant improvements also continue to be made in vehicle quality, as measured by both internal and industry metrics;

•	Address healthcare/legacy cost burden — Reflecting the impact of historical agreements with the United Auto Workers union (UAW) and several other key initiatives, GM anticipates that its spending on U.S. hourly and salaried pension and healthcare will be reduced from an average of $7 billion per year over the last 15 years, to approximately $1 billion per year beginning in 2010.
Despite continued pressures in the German market, GM has also made significant progress in its Europe (GME) operations, driven by strong new products, successful implementation of its multi-brand strategy, especially the rapid growth of the Chevrolet brand, which contributed to record GME unit sales of over 2 million in 2007. Rapid expansion in Russia and Eastern Europe, and further structural cost reductions have also contributed to the improvements.
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GM’s total automotive results have demonstrated strong progress since 2005, marked by significant improvements in both adjusted net income and adjusted operating cash flow through the first three quarters of 2007. GM continues to have strong liquidity, with 2007 year-end gross liquidity estimated to be more than $27 billion, up from $20.4 billion at year-end 2005.
2008 Outlook
Acknowledging headwinds facing the industry, including weak U.S. auto industry sales volumes, high fuel prices, high commodity and steel prices, and mounting regulatory requirements, Wagoner outlined the following focus areas for 2008 designed to continue the momentum and achieve improved financial results:
•	Continue to execute great products

•	Build strong brands and distribution channels

•	Execute additional cost reduction initiatives

•	Take full advantage of growth in emerging markets

•	Build GM’s advanced propulsion leadership position

•	Maximize the benefits of running the business globally
For 2008, GM projects global industry volume to reach a record high of approximately 73 million units, up from about 71 million in 2007, with growth in Asia Pacific, Latin America, Africa and the Middle East and Europe. GM anticipates U.S. industry sales will likely be in the low 16-million range, reflecting continuing high fuel prices and sub-par consumer confidence. Despite industry pressures, GM expects to increase revenues in all of its regions, particularly in emerging markets.
Building on notable product successes including the Cadillac CTS, Chevrolet Malibu, GMC Acadia, Saturn Outlook and Buick Enclave in the U.S. and the Opel Corsa in Europe, GM will continue to introduce a host of new products including the Pontiac G8 and Chevrolet Traverse in the U.S. and Opel Insignia in Europe. Capital spending is projected to be up slightly from 2007 levels to about $8 billion in 2008.
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On the sales and marketing front, GM will continue its efforts — most clearly demonstrated in the recent launch of the Chevy Malibu in the U.S. — to more effectively integrate product and brand marketing strategies. GM will accelerate the alignment of its seven U.S. brands into four distinct dealer channels: Chevrolet, Saturn, Buick/Pontiac/GMC and Cadillac/Hummer/SAAB. By doing this, the company expects to enhance dealer profitability and over time facilitate more highly differentiated products and brands.
With regard to cost competitiveness, GM has made major strides toward achieving its global target of reducing automotive structural costs to benchmark levels of 25 percent of revenue by 2010. Structural costs are already below 30 percent, compared to 34 percent in 2005, despite weaker than expected U.S. industry volumes. In light of the progress already made, the company fully expects structural costs as a percentage of revenue to be further reduced beyond 2010, with a target of 23 percent by 2012.
In support of those goals, the company plans to reduce annual U.S. labor costs by an additional estimated $5 billion by 2011. A significant portion of those reductions will be driven by the implementation of the 2007 GM-UAW contract, including the independent healthcare VEBA scheduled to begin in 2010, and in the shorter term by taking full advantage of the workforce restructuring opportunities included in the contract, including a “non-core” wage and benefit structure which will result in the re-classification of a significant number of jobs over time.
To facilitate these changes, GM launched, in cooperation with the UAW, the first phase of a voluntary special attrition program for hourly workers in January 2008. This phase applies to those at select job banks, Service Parts Operations (SPO), and other key sites. Employees participating in this phase will begin to exit in March. GM announced today that Phase 2 of the program, under active discussion with the UAW, will be launched in February in all other plants. Participating employees will begin exiting in April. For both phases of the program, 46,000 existing employees are eligible for retirement.
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During the conference, GM also reiterated its strategy to achieve manufacturing capacity utilization of 100 percent, or greater, in countries with higher labor costs. Based on current U.S. industry volume levels, additional capacity actions would be required in vehicle assembly, stamping and powertrain facilities. The company will continue to assess U.S. industry and product mix trends, and what potential actions may be required over the coming months.
GM will continue its aggressive plans to grow in emerging markets such as China, Brazil, Russia and India. To strengthen its position in China, where it was the first automaker to sell 1 million units in a single year, GM intends to continue to build its corporate reputation, expand its product portfolio with fuel-efficient products, drive full implementation of its multi-brand strategy, expand capacity, and develop our local supply base and technology capability.
At GMAC Financial Services, while its mortgage business faces continued challenges relating to weaknesses in the housing and credit markets, its auto financing business remains profitable and its insurance operations continue to perform well. GMAC expects Residential Capital, LLC (ResCap) to meet its year-end 2007 financial covenants, and GM believes GMAC remains adequately capitalized. In addition, GMAC’s liquidity position is at relatively high historical levels and GMAC expects to be profitable in 2008, with substantially reduced losses at ResCap due to risk mitigation actions undertaken by the company.
Looking ahead to 2010
Looking ahead, GM expects continued cost savings and improved automotive pre-tax earnings by 2010, compared to 2007 levels, driven by a number of factors.
The most significant savings is the estimated $4-5 billion GM expects to gain in 2010 once it realizes the full-impact of the 2007 GM-UAW labor agreement related to the shift of U.S. hourly health care to an independent VEBA, and takes advantage of favorable labor demographics to adjust workforce levels and transition a portion of the workforce to the new non-core wage structure.
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In addition, GM will reduce the cost premiums it has historically paid to Delphi for systems, components and parts by approximately $1 billion by 2010. Those savings will be offset by various labor and transitional subsidies of $400-500 million under Delphi’s proposed reorganization, resulting in net savings of approximately $500 million.
GM also sees the probability of a stronger U.S. industry in 2009 and beyond, as compared to the relatively low 16.5 million total industry in 2007. All indications are that 16.5 million units are approximately 1 million units below trend. It is estimated that a move of the industry back to trend levels by 2010 would generate additional pre-tax income to GM in the range of approximately $1 billion to $1.5 billion annually.
Beyond these factors, there are a number of additional opportunities to further improve GM earnings and cash flow by 2010, though they are more difficult to predict with specificity. These include: additional material cost reductions due to continued leveraging of global vehicle architectures, improved pricing driven by compelling designs and stronger brands, continued explosive growth in revenue and profitability in emerging markets, and improved performance at GMAC. At the same time, continued U.S. industry product mix deterioration, regulatory cost increases and the ongoing competitiveness of the marketplace pose potential risks to GM’s profitability.
Considering the foregoing, GM management expects to significantly improve operating results, including earnings and cash flow, over the next two to three years.
A taped replay of the meeting with analysts will be made available from 4:30 p.m. EST on January 17, 2008, until 5:00 p.m. EST on January 21, 2008. To access a taped replay, dial 800-633-8284 (or 402-977-9140 for international access) and enter reservation number 21361306. A live webcast of the GM presentations is available via a hot link on GM Media Online at http://media.gm.com, or directly on the GM Investor Relations website at http://investor.gm.com under the Calendar/Events in the Recent Events section. A replay of the webcast will also be made available.
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General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 76 years. Founded in 1908, GM today employs about 274,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 35 countries. In 2006, nearly 9.1 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com

Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward-looking Statements
In this press release and in related comments by General Motors’ management our use of words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “plan,” “opportunity,” “project,” “outlook,” “probability,” “target,” “intend,” “evaluate,” “effort,” “strategy,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors include: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of our new products; significant changes in the competitive environment and the effect of competition in our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in the existing, or the adoption of new laws, regulations, policies, or other activities of governments, agencies, and similar organizations where such actions may affect the production, licensing, distribution, or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; negotiations and bankruptcy court actions with respect to Delphi’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; completion of the final settlement with the UAW and UAW retirees, including securing class certification in a form acceptable to GM, the UAW and class counsel; completion of the final settlement with the UAW and UAW retirees, including obtaining court approval in a form acceptable to GM, the UAW, and class counsel; treatment of the terms of the 2006 Settlement Agreement pursuant to the Retiree MOU in a manner acceptable to GM, the UAW and class counsel; GM’s completion of discussions with the Staff of the SEC regarding accounting treatment with respect to the New VEBA and the post-retirement medical benefits for the covered group as set forth in the Retiree MOU, on a basis reasonably satisfactory to GM; shortages of and price increases for fuel; factors affecting GMAC’s results of operations and financial conditions and changes in the residential mortgage market, especially in the nonprime sector; and changes in economic conditions, commodity prices, currency exchange rates, or political stability in the markets in which we or GMAC operate. The most recent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.